Exhibit 10.1
List of Project 750 Awards to Executive Officers

Executive Officer	Base Number
Lance C. Balk	17,500
Marshall Barber	37,500
Mario Centola	8,500
John M. Duffey	150,000
Walter S. Hawrylak	16,000
Brett Petit	16,000